EXHIBIT 10.41

SEPARATION AGREEMENT AND GENERAL RELEASE

For and in consideration of the promises set forth in this Separation Agreement and General Release, and intending to be legally bound, William D. Katz (the "Employee") and AmeriGas Propane, Inc. (the "Company") agree as follows in connection with the Employee’s separation from employment with the Company:

1.    (a) Effective July 15, 2013 (the “Separation Date”), the Employee’s service as an employee of the Company shall cease. The Employee confirms his resignation from all offices held by the Employee with the Company and any subsidiary or affiliate of the Company as of May 28, 2013.

(b) Subject to the Employee’s execution and delivery of this Separation Agreement and General Release, the Company will pay the Employee, in consideration of the Employee staying in place through the initial integration of the Heritage Propane acquisition and until his successor was identified and successfully on-boarded, the gross amount of $375,000 (less all deductions and withholdings required by law or authorized by the Employee) in a lump sum payment as soon as practicable following the Separation Date and the expiration of the revocation period described in paragraph 3(b) below.

(c) In addition, subject to the Employee’s execution and delivery of this Separation Agreement and General Release, the Employee will be paid a prorated management bonus in consideration of current year performance based on the Company’s estimate (in its sole discretion) of achievement of goals as of June 30, 2013 under the Company’s Annual Bonus Plan or such other amount as may be determined by the Compensation/Pension Committee of the Company’s Board of Directors (the “Compensation Committee”) in its sole discretion, which amount shall be payable (if at all) as soon as practicable following determination of the Compensation Committee and expiration of the revocation period described in paragraph 3(b) below.

2. The Employee releases the Company and its parents, partners, predecessors, subsidiaries and affiliates (including without limitation Heritage Operating, L.P.) and its and their predecessors, successors and assigns and its and their directors, officers, employees, partners, agents and trustees (collectively referred to as the "Company and Affiliates") of and from any actions, suits, debts, claims and demands whatsoever in law or in equity, which the Employee ever had, now has, or may have, or which the heirs, executors or administrators of the Employee hereafter may have from the beginning of the Employee's employment with the Company and Affiliates to the date of this Separation Agreement and General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to the Employee’s employment relationship or the termination of the Employee’s employment relationship with the Company, including but not limited to, any claims which have been asserted or could have been asserted or could be asserted now or in the future under the Age Discrimination in Employment Act, 29 U.S.C.

§621, et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1601, et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq.; the Pennsylvania Human Relations Act; the Pennsylvania Compensation Act (in each case, as amended) and any and all other federal, state or local laws and any contract, tort or common law claims now or hereafter recognized.

3.    (a)    The Employee has been and is advised to consult with an attorney before signing this Separation Agreement and General Release. The Employee has read the terms of this Separation Agreement and General Release and understands its terms and effects. The Employee has signed this Separation Agreement and General Release with the intention of releasing all claims against the Company and Affiliates in exchange for the payments described in paragraph 1 above, which the Employee acknowledges is valid and sufficient consideration for this Separation Agreement and General Release.

(b) The Employee may consider this Separation Agreement and General Release for a period of up to twenty-one days from the date on which it is presented to the Employee. The Employee may revoke this Separation Agreement and General Release at any time within seven days after signing it by delivering written notice to AmeriGas Propane, Inc., Attention: Chief Executive Officer, P.O. Box 965, Valley Forge, PA 19482. If the Employee fails to sign and return or revokes this Separation Agreement and General Release on a timely basis, the Separation Agreement and General Release shall be null and void and the Company and Affiliates shall have no obligations thereunder.

4.    An employment reference will be provided to prospective employers by the WORK NUMBER at 800-367-5690. The only information given will be the Employee’s name, date of hire, date of termination, job title and if requested by the Employee, rate of pay. A one-page explanation how to utilize the WORK NUMBER is attached.

5. From and after the Separation Date, the Company and Affiliates have no obligation to provide the Employee with any payments, benefits or considerations (including, without limitation, pursuant to the Company’s Senior Executive Employee Severance Plan) other than those described herein, except for the continuation of the Employee's medical benefits at the Employee's own expense to the extent required by law, any rights (including distributions) to which the Employee is entitled under the AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan and any vested pension and retirement benefits to which the Employee is entitled under the terms of the applicable benefit plans; provided, however, that long-term compensation awards granted to Employee shall, (x) as to options, continue to be exercisable in accordance with the terms and conditions of the UGI Corporation 2004 Omnibus Equity Incentive Plan (the “2004 Plan”), subject to Section 2(b)(ii)(B) of the Terms and Conditions thereof, and (y) as to performance units, be pro-rated in accordance with the terms and conditions of the Company’s 2010 Long Term Incentive Plan (the “2010 Plan”), subject to Section 2(c)(i) of the Terms and Conditions thereofof (for the avoidance of doubt, calculated without offset under Section 4.01(e) of the Senior Executive Employee Severance Plan), with the result that the performance units for the performance periods (x) 2012 through 2014 and (y) 2013 through 2015 shall be reduced to 1,000 units and 566 units, respectively. The options and performance units held by the Employee are referenced in the attached Exhibit A.
6.    The Employee's employment relationship with the Company and Affiliates will be permanently and irrevocably terminated as of the Separation Date and the Company and Affiliates do not have any obligation to re-employ the Employee. After leaving the employment of the Company and Affiliates, the Employee will assist the Company and Affiliates to conclude any matters that are pending provided such assistance does not interfere with any subsequent employment obtained by the Employee. The Employee agrees that he will not disparage or make negative references about the Company and Affiliates or any officer, director, agent or employee of the Company and Affiliates or its or their policies, procedures, programs or business practices.

7.    Nothing contained in this Separation Agreement and General Release shall be considered to be an admission by the Company and Affiliates of any violation of any federal, state or local law or of any duty owed by the Company and Affiliates to the Employee.

8.    Except to the extent that the terms hereof shall become public pursuant to the last sentence of this paragraph, the Employee shall not disclose the terms of this Separation Agreement and General Release to any person other than the Employee's attorney, accountant or members of the Employee's immediate family. Any violation of this confidentiality provision by the Employee shall constitute a material breach of this Separation Agreement and General Release. The Employee acknowledges that the Company may be required under applicable law or stock exchange rule to make a public disclosure of this Separation Agreement and General Release.

9. In further consideration of the payments made hereunder, the Employee acknowledges that he has previously executed and delivered that certain Confidentiality and Post-Employment Activities Agreement dated as of January 14, 1997 (the “Confidentiality Agreement”) with the Company and that the Confidentiality Agreement remains in full force and effect, including following his separation from employment with Company. The Employee also represents that the Employee has returned all Company records and confidential information to the Company.

10. Neither the Company and Affiliates nor their agents, representatives or attorneys have made any representations to the Employee concerning the terms of effects of this Separation Agreement and General Release other than those contained herein. Except as set forth in paragraph 9, this Separation Agreement and General Release is the only agreement between the parties and supersedes all prior agreements between the parties regarding the subjects covered by it. This Separation Agreement and General Release may only be changed by means of a written modification signed by both parties.

11. This Separation Agreement and General Release and the obligations of the parties hereto shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its choice of law provisions. The Employee agrees to the exclusive jurisdiction of the Court of Common Pleas of Montgomery County, Pennsylvania and the United States District Court for the Eastern District of Pennsylvania in all disputes that may arise between the Employee and the Company and its affiliates.

WITNESS    AMERIGAS PROPANE, INC.

________________________________    By: _______________________________
Jerry Sheridan, President and CEO

DATE: _____________________________

WITNESS    WILLIAM D. KATZ

________________________________    ___________________________________

DATE: _____________________________

EXHIBIT A

OPTIONS

Grant Number	Grant Date	Exercise Price	Outstanding	Expiration Date
2004 OECP OP	01/01/2009	$24.42	4,334	12/31/2018
2004 OECP OP	01/01/2010	$24.19	8,667	12/31/2019
2004 OECP OP Jan11	01/01/2011	$31.58	12,000	12/31/2020
2004 OECP OP Jan12	01/01/2012	$29.40	13,000	12/31/2021
2004 OECP OP Jan13	01/01/2013	$32.71	12,000	12/31/2022

PERFORMANCE UNITS

Performance Period	Target Amount
2011-2013	1,700
2012-2014	1,000*
2013-2015	566*

*After pro-ration in accordance with the 2010 Plan.